Exhibit 10.10

AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2005

AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2005

i

AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRD COMPENSATION PLAN

As Amended and Restated Effective January 1, 2005

SECTION I

INTRODUCTION

Effective January 1, 1996 AAR CORP. (“Company”) established the Nonemployee Directors’ Deferred Compensation Plan (“Plan”) for members of its Board of Directors (“Board”), who are not employees of the Company or an affiliate (“Nonemployee Directors”). The Plan was amended and restated, effective April 8, 1997, and is further amended and restated to comply with Code Section 409A and guidance and regulations issued thereunder with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 shall be administered without giving effect to Code Section 409A and guidance and regulations issued thereunder

SECTION II

PLAN PARTICIPANTS

Each Nonemployee Director shall become a Participant under the Plan by filing the written Election Form described in Section III below with the Plan Administrator appointed by the Compensation Committee of the Board (“Committee”) with respect to (i) the annual Board retainer (“Retainer”) and (ii) the Committee retainer and meeting fees (“Meeting Fees”) payable to the Nonemployee Director for his services as a member of the Board.

SECTION III

DEFERRAL ELECTIONS

(a)           Each Participant shall make the following election with respect to his Retainer:

(i)            The Participant may elect to defer receipt of his entire Retainer until the date on which his service on the Board terminates for any reason, and have the cash value of such Retainer credited to the Stock Unit Account established for him under the Plan and converted to Stock Units, pursuant to the provisions of paragraph (a) of Section IV below; or

(ii)           If an election is not made pursuant to clause (i) above, a Participant shall receive quarterly payment of the Retainer in cash.

(b)           Each Participant shall make the following election with respect to his Meeting Fee:

(i)            The Participant may elect to defer receipt of his entire Meeting Fee until the date on which his service on the Board terminates for any reason, and have the cash value of such Meeting Fee credited to the Cash Account established for him under the Plan, pursuant to the provisions of paragraph (b) of Section IV below; or

(ii)           If an election is not made pursuant to clause (i) above, a Participant shall receive his entire Meeting Fee in cash as soon as practicable after the date on which such Meeting Fee is otherwise payable.

(c)           Each election with respect to a Retainer and Meeting Fee for a calendar year shall be set forth on an Election Form provided by the Plan Administrator. Such Election Form shall be in writing and shall specify the elections described above with respect to Retainers and Meeting Fees.

(d)           An Election Form effective for a calendar year shall be delivered to the Plan Administrator prior to the first day of such calendar year. Except as provided in paragraph (e) below, an initial Election Form shall only apply to a Retainer or Meeting Fee otherwise payable to a Participant after the end of the calendar year in which such initial or revised Election Form is delivered to the Plan Administrator. Any Election Form delivered by a Participant shall be irrevocable with respect to any Retainer or Meeting Fee, and shall continue in effect until revoked by a Participant by notice delivered to the Plan Administrator no later than the last day of the Plan Year immediately preceding the first day of the Plan Year in which such election is to become effective. As of each December 31, the election shall become irrevocable with respect to any Retainer or Meeting Fee payable with respect to services performed by the Participant in the immediately following calendar year. If an Election Form is not in effect for a Nonemployee Director for a calendar year, he shall be deemed to have elected the options specified in clause (ii) of paragraphs (a) and (b) of this Section for such calendar year.

(e)           Notwithstanding the preceding provisions of this Section:

(i)            An election by a Participant with respect to a Retainer or Meeting Fee payable on or after April 8, 1997 may be made pursuant to an Election Form delivered to the Plan Administrator prior to April 8, 1997; and

(ii)           An election made by a Participant in the calendar year in which he first becomes eligible to participate in the Plan may be made pursuant to an Election Form delivered to the Plan Administrator within 30 days after the date on which he first becomes eligible to participate, and such Election Form shall be effective with respect to Retainers and Meeting Fees earned from and after the date such Election Form is delivered to the Plan Administrator.

(iii)          On and after January 1, 2005, such Participant shall not be considered first eligible if, on the date he becomes a Participant, he participates in any other nonqualified account balance plan that is subject to Section 409A of the Code maintained by the Company or an affiliate.

(f)            All Retainers and Meeting Fees deferred by a Participant pursuant to the provisions of the Plan prior to April 8, 1997, shall be credited to the Cash Account established for the Participant under the Plan.

SECTION IV

PARTICIPANT ACCOUNTS

(a)           (i) A Retainer of a Participant deferred pursuant to clause (i) of paragraph (a) of Section III shall be credited as a dollar amount to the Participant’s Stock Unit Account as of the quarterly date on which each quarterly payment of such Retainer otherwise would have been paid, and shall be converted as of such date into Stock Units equivalent to Common Stock. Such conversion shall be determined by dividing the dollar balance of the quarterly payment of such Retainer by the Fair Market Value of a share of Common Stock on such quarterly date. The number of Stock Units for full shares of Common Stock so determined shall be credited to the Participant’s Stock Unit Account and the aggregate value thereof shall be charged to the cash balance of his Stock Unit Account. Any cash balance remaining in the Participant’s Stock Unit Account after such conversion, together with other subsequent credits of deferred Retainers thereto and credits thereto pursuant to clause (ii) next below, shall be converted into Stock Units on the next quarterly conversion date.

(ii)           Additional credits shall be made to a Participant’s Stock Unit Account in dollar amounts equal to the cash dividends (or the Fair Market Value of dividends paid in property other than Common Stock) that the Participant would have received had he been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his Stock Unit Account on such date. In the case of a dividend in Common Stock or a Common Stock split, additional credits will be made to a Participant’s Stock Unit Account of a number of Stock Units equal to the number of full shares of Common Stock that the Participant would have received had he been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his Stock Unit Account on such date. Any cash dividends (or dividends paid in property other than Common Stock) shall be converted into Stock Units at the next quarterly conversion date as set forth in clause (i) of this paragraph.

(b)           A Meeting Fee of a Participant deferred pursuant to clause (i) of paragraph (b) of Section III shall be credited to the Participant’s Cash Account as of the date it would otherwise have been paid. Until the entire balance of a Cash Account has been paid to the Participant, or to the beneficiaries of a deceased Participant, such balance shall be increased on the last day of each calendar quarter to reflect accrued interest on such balance based on the ten-year United States Treasury Bond rate at the end of the applicable calendar quarter. The Committee may, from time to time, change prospectively the interest rate applied with respect to Participants’ Cash Accounts.

(c)           Each Stock Unit Account and each Cash Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant). No funds shall be set aside or earmarked for any Account, which shall be purely a bookkeeping device.

SECTION V

DISTRIBUTION OF ACCOUNTS

(a)           The entire balance of a Participant’s Stock Unit Account and of his Cash Account shall be paid to him (or to his beneficiaries in the event of his death) in a single lump sum as of the January 31 next following the date the Participant’s service on the Board terminates for any reason.

(b)           The balance of a Participant’s Stock Unit Account shall be distributed in shares of Common Stock or in cash, as designated by the Participant (or his beneficiaries in the event of his death), by written notice delivered to the Plan Administrator prior to the applicable January 31 distribution date. If a timely designation is not received by the Plan Administrator, distribution shall be made in cash or in Common Stock as the Company shall decide. In the event of a distribution in Common Stock, a certificate representing a number of shares of Common Stock equal to the number of Stock Units in the Participant’s Stock Unit Account, registered in the name of the Participant (or his beneficiaries), and any remaining cash in the Stock Unit Account, shall be distributed to the Participant (or his beneficiaries). In the event of a cash distribution, the Participant (or his beneficiaries) shall receive an amount in cash equal to the aggregate of (i) the number of Stock Units in the Stock Unit Account multiplied by the Fair Market Value of a share of Common Stock on the applicable January 31, and (ii) any remaining cash in the Stock Unit Account.

(c)           The balance of a Participant’s Cash Account shall be distributed to the Participant (or his beneficiaries) in cash on the applicable January 31 distribution date.

(d)           If a Participant’s service on the Board shall terminate by reason of his death, or if he shall die after becoming entitled to distribution hereunder, but prior to receipt of his entire distribution, all cash or Common Stock then distributable hereunder with respect to him shall be distributed to such beneficiary or beneficiaries as such Participant shall have designated by an instrument in writing last filed with the Committee prior to his death, or in the absence of such designation or of any living beneficiary, to his spouse, or if not then living, to his then living descendants, per stirpes, or if none is then living, to the personal representative of his estate, in the same manner as would have been distributed to the Participant had he continued to live.

(e)           In the written discretion of the Plan Administrator, and at the written request of a Participant, up to 100% of the balance in his Stock Unit Account and in his Cash Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency, subject to the limitations set forth below. Such a distribution may also include amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from a distribution related to the portion of such Participant’s Stock Unit Account and Cash Account that are not part of his Pre-2005 Account Balances as defined in paragraph (f) below. For purposes of this paragraph an Unforeseeable Emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, as determined by the Plan Administrator in its discretion, but in any case payment may not be made to the extent that such hardship is or may be relieved:

(i)            through reimbursement or compensation by insurance or otherwise,

(ii)           by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)          by cessation of deferrals under the Plan.

Withdrawal of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency.

(f)            Notwithstanding any other provisions of the Plan, the entire balance of each Participant’s Stock Unit Account and Cash Account shall be distributed to such Participant on the earlier to occur of (1) within 10 days after the date the Board, in its discretion, deems a Change in Control of the Company likely to occur (provided, however, that this clause (1) shall only apply to the balance of a Participant’s Stock Unit Account and Cash Account as of December 31, 2004, and earnings thereon (“Pre-2005 Account Balances”)) and (2) the date a Change in Control actually occurs. Distribution of each Participant’s Cash Account shall be made in cash. Distribution of each Participant’s Stock Unit Account shall be made in shares of Common Stock or in cash as designated by the Participant (or his beneficiaries in the event of his death) pursuant to the procedures set forth in paragraph (b) of this Section V; provided that the references to “the applicable January 31” in paragraph (b) shall be references to the date set forth in this paragraph for distribution of the Participant’s Stock Unit Account. For purposes of this paragraph (f), the definition of a Change in Control of the Company shall mean,

(i)            with respect to Pre-2005 Account Balances,

(1)           the time any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(2)           the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(3)           the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (i) three directors, or (ii) directors constituting a majority of the number of directors of the Company then in office.

(ii)           With respect to the remainder of a Participant’s Stock Unit Account and Cash Account, the earliest of:

(1)           the time any person (as such term is used in Section 13(d) of the Exchange Act) has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13(d)-3 under the Exchange Act) of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(2)           the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company, other than to an entity of which the Company owns at least 80% of the voting stock; or

(3)           the election, over any 12-month period, to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of directors constituting a majority of the number of directors of the Company then in office.

(g)           Notwithstanding any provision in the Plan to the contrary, a Participant may elect a distribution of all or any portion of the amounts credited to his Pre-2005 Account Balances at any time if (i) he elects such distribution by written instrument delivered to the Plan Administrator at least six months in advance of the date of distribution is received, or (ii) the distribution is subject to a forfeiture penalty equal to 10% of the amount of distribution. Such distribution shall be made pursuant to the provisions of the Plan.

(h)           Notwithstanding any provision in the Plan to the contrary, the following provisions shall apply, prior to January 1, 2008, to the portion of Account Balances credited on or before March 21, 2006 following the first to occur of: (1) a drop in the overall credit rating of the Company below S&P BB or Moody’s Ba; (2) a drop in the Company’s market capitalization below $75 million for five consecutive trading days; (3) a drop in the aggregate of cash and existing available bank lines of the Company below $35 million; and (4) receipt of a notice of material adverse change under any of the Company’s then existing debt agreements:

(i)            During the thirty day period commencing on the date an event described in clause (1), (2), (3), or (4) occurs, the Company, in its sole discretion, may distribute all or any portion of a Participant’s Account Balances credited on or before March 21, 2006, including credits, dividends and interest credited in accordance with Section IV to the date of distribution, to him in a lump sum as the Company deems appropriate and in the best interest of the Company.

(ii)           No distribution due to the occurrence of an event described in clause (1), (2), (3), or (4) shall be made from and after the thirtieth day following the date of such event.

(iii)          Following the expiration of the thirty-day period following the date of an event described in clause (1), (2), (3), or (4), a Participant shall continue to make deferrals pursuant to Section III.

(iv)          The Company shall be entitled to make separate decisions in accordance with clause (i) with respect to the interests of each Participant hereunder.

SECTION VI

ADMINISTRATION OF THE PLAN

(a)           The Committee shall appoint one or more employees of the Company to act as the Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

(i)            with the advice of the General Counsel of the Company, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise to carry out the purposes of the Plan; and

(ii)           To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable.

The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

(b)           Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:

(i)            The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(ii)           A description of any additional material or information required and an explanation of why it is necessary; and

(iii)          An explanation of the Plan’s review procedure.

The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Plan Administrator. The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to 120 days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

SECTION VII

AMENDMENT OR TERMINATION

(a)           The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

(b)           No amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Participant or his beneficiaries of all or any portion of his Accounts as determined as of the effective date of such amendment or termination, or (ii) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in all Accounts shall be made to Participants or their beneficiaries in the manner and at the time described in Section V as if each Participant’s service on the Board had then terminated, except that the remaining balance in each Participant’s Account, other than the Pre-2005 Account Balances, shall be distributed in accordance with paragraphs (a), (b), (c) and (d) of Section V, as applicable, unless otherwise permitted by regulations issued under Code Section 409A. No additional deferred Retainers or Meeting Fees shall be credited to the Accounts of Participants after termination of the Plan, but the Company shall continue to credit earnings, gains and losses to Accounts pursuant to Section IV until the balances of such Accounts have been fully distributed to Participants or their beneficiaries.

SECTION VIII

GENERAL PROVISIONS

(a)           The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. The right of a Participant or his beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to Accounts shall constitute general assets of the Company.

(b)           For all purposes of the Plan, the Fair Market Value of a share of Common Stock as of a given date shall be the closing price per share of the Common Stock on the New York Stock Exchange on such date, or if such date is not a regular trading date on such Exchange, on the next following regular trading date.

(c)           Shares of Common Stock distributed under the Plan may be treasury shares of the Company or shares purchased by the Company on the open market. The Company shall reserve such number of shares of Common Stock as may be issuable under the Plan.

(d)           Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, the Plan Administrator, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

(e)           Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board.

(f)            No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(g)           The Plan shall be construed and administered under the laws of the State of Illinois, except to the extent preempted by federal law.

(h)           If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Committee and the Plan Administrator and the Plan therefor.

(i)            The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Section VII prior to the effective date of such transaction.

(j)            Each Participant or beneficiary shall keep the Plan Administrator informed of his current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Plan Administrator is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, or beneficiary or any other person and such benefit shall be forfeited. If such Participant, or his beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon, shall be distributed to such Participant or his beneficiary or such other person pursuant to Section V.

(k)           Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, any Plan Administrator or any individual acting as an employee or agent of the Company, the Committee or the Plan Administrator, shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

(l)            The aggregate number of Stock Units that may be issuable under the Plan and the number of Stock Units in each Stock Unit Account shall all be appropriately adjusted as the Committee may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, spin-off, stock distribution or combination of shares or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this paragraph (l) shall be made in the sole discretion of the Committee, and its decisions shall be binding and conclusive.

(m)          Notwithstanding anything to the contrary contained in the Plan, (i) if the Internal Revenue Service prevails in a claim by it that amounts credited to a Participant’s Accounts,

and/or earnings thereon, constitute taxable income to the Participant or his beneficiary for any taxable year of his prior to the taxable year in which such credits and/or earnings are distributed to him or (ii) legal counsel satisfactory to the Company and the applicable Participant or his beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, (a) the Participant’s Pre-2005 Account Balances, to the extent constituting taxable income, and (b) the remainder of such Participants Accounts, to the extent constituting taxable income pursuant to Code Section 409A and guidance and regulations thereunder, shall be immediately distributed to the Participant or his beneficiary. For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by. a court of final jurisdiction, or if the Company, or a Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.

(n)           The Company shall withhold from any deferred or nondeferred Retainer or Meeting Fee, or any payments made pursuant to Section V, any amounts required by applicable federal, state and local tax laws and regulations thereunder. A Participant may pay any applicable taxes due with respect to any shares of Common Stock distributed under the Plan in cash or in Common Stock, either by having the Company withhold a portion of the shares of Common Stock otherwise distributable, or by delivering to the Company shares of Common Stock otherwise owned by the Participant.

(o)           Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail. Notices shall be directed to the Company at its principal business office at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191, to a Nonemployee Director at the address stated in his Election Form, and to a beneficiary entitled to benefits at the address stated in the Participant’s beneficiary designation, or to such other addresses any party may specify by notice to the other parties.

IN WITNESS WHEREOF, this amendment and restatement of the Plan has been executed on behalf of the Company on this 8th day of June, 2006.

AAR CORP

By	/s/ Timothy O. Skelly
Timothy O. Skelly, Vice President